Business Entity - Filing Acknowledgement

Work Order Item Number:	W2021083101036-1554225
Filing Number:	20211716911
Filing Type:	Certificate of Designation
Filing Date/Time:	8/31/2021 10:04:00 AM
Filing Page(s):	3

Indexed Entity Information:
Entity ID: E0305332018-1	Entity Name: SOCIETY PASS INCORPORATED.
Entity Status: Default	Expiration Date: None

Commercial Registered Agent

VCORP SERVICES, LLC

701 S. CARSON STREET, SUITE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

/s/ Barbara K. Cegavske
BARBARA K. CESGAVSKE

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Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

SOCIETY PASS INCORPORATED .

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences,

limitations, restrictions and relative rights of the following class or series of stock.

WHEREAS, the Board deems it advisable and in the best interests of the Corporation to create a new series of preferred stock to be titled "Series X Super Voting Preferred Stock," consisting of 2,000 shares and to provide to such preferred stock certain rights and privileges including but not limited to the right to 10,000 votes per share to vote on all matters that may come before the stockholders of the Corporation , voting together with the common stock as a single class (the "Series X Super Voting Preferred Stock");

NOW, THEREFORE BE IT RESOLVED, that the Board of Directors hereby approves, votes for, consents to and adopts the Certificate of Designation to the Corporation's Articles of

Incorporation of the Corporation in the form attached as Exhibit A hereto (the "Certificate of ' Des ignation ") creating the Series X Super Voting Preferred Stock.

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See the attached document on the following page

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X  Isl Dennis Nguyen , Chief Executive Officer

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected .

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EXHIBIT A

SOCIETY PASS INCORPORATED.

CERTIFICATE OF DESIGNATION OF SERIES X SUPER VOTING PREFERRED STOCK

SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Society Pass Incorporated, a Nevada corporation (the "Corporation"), DOES HEREBY CERTIFY:

The Articles of Incorporation of the Corporation as filed with the Secretary of State of Nevada on June 22, 2018 (the "Articles") confers upon the Board of Dir ect ors of the Corporation (the "Board of Directors") the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualificati ons, limitations or restrictions thereof . On August 23, 2021, the Board of Directors duly adopted a resolution creating a series of preferred stock having the designation and number of shares and the powers, preferences and rights of the shares of such series , and the qualifications, limitations and restrictions thereof as set forth below:

Section 1. Desi gnati on and Number. Of such 5,000,000 shares of capital stock, $0.0001 par value per share, authorized, 2,000 shares are designated as " Serie s X Super Voting Preferred St ock" (the "Series X Super Voting Preferred St ock" ).

Section 2. Dividends . The holders of the Series X Super Voting Preferred Stock shall not be entitled to receive dividends paid on the Corporation's Common St ock.

Section 3. Liquidation Pr eference . The holders of the Serie s X Super Voting Preferred Stock shall not be entitled to any liquidati on preference.

Section 4. Votin g. The holders of the Series X Super Voting Preferred Stock will have the shareholder voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series X Super Voting Preferred Stock remain issued and outstanding, the holders thereof shall have the right to vote in an amount equal to 10,000 votes per share of Series X Super Voting Preferred St ock. Except as otherwise required by law or the Articles of Incorporation, in respect of all matters concerning the voting of shares of capital stock of the Corporation, the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote generally with the Common Stock) and the Serie s X Super Voting Preferred Stock shall vote as a single class and such voting rights shall be identical in all respects .

Section 5. Conversion Rights. The holders of the shares of Series X Super Vot ing Preferred Stock shall not have any rights hereunder to convert such shares into, or exchange such shares for, shares of any other series or class of capital stock of the Corporation or of any other person.

Section 6. Redempt ion Ri ghts. The shares of the Series X Super Voting Preferred Stock shall not be subject to redemption.

Section 7. Notices . Any notice required hereby to be given to the holders of shares of the Series X Super Voting Preferred St ock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corpor ati on.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on its behalf by its undersigned Chief Executive Officer as of August 23, 2021.

By: /s/ Dennis Nguyen
Name: Dennis Nguyen
Title: Chief Executive Officer

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